EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Golden Entertainment, Inc.

Las Vegas, Nevada

We consent to the incorporation by reference in the registration statements of Golden Entertainment, Inc. on Form S-3 (File No. 333-221590) and on Forms S-8 (File Nos. 333-77247, 333-77249, 333-77591, 333-116674, 333-143985, 333-162259 and 333-214497) of our report dated March 15, 2018, except with respect to the effects of the restatement discussed in Note 3 as to which the date is March 15, 2019, included in this Annual Report on Form 10-K, on the consolidated financial statements of Golden Entertainment, Inc. and Subsidiaries for the year ended December 31, 2017.

/s/ Piercy Bowler Taylor & Kern

Piercy Bowler Taylor & Kern

Certified Public Accountants

Las Vegas, Nevada

March 13, 2020